EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 30, 2013, with respect to the financial statements of GreenHaven Commodity Services, LLC (the “Company”) included in the Form 8-K of GreenHaven Continuous Commodity Index Fund (the “Fund”) and GreenHaven Continuous Commodity Index Master Fund (the “Master Fund”) for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statement of the Fund on Form S-3 (File No. 333-170917, effective January 14, 2011) and the Registration Statement of the Master Fund on Form S-3 (File No. 333-170917-01, effective January 14, 2011).

/s/ GRANT THORNTON LLP
Atlanta, Georgia
April 30, 2013